Exhibit 99.1

Skyline Bankshares, Inc. Announces Semi-Annual Cash Dividend

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, February 22, 2023 (Globe Newswire) – Skyline Bankshares, Inc. (the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (the “Bank”), announces a semi-annual cash dividend on the Company’s common stock of $0.21 per share, payable March 20, 2023 to shareholders of record on March 10, 2023. The Company’s Board of Directors declared the dividend on February 21, 2023. This semi-annual cash dividend payment is an increase of $0.04 per share, or 23.53%, from the semi-annual dividend of $0.17 per share paid on September 19, 2022. Based on our most recent trading price of $11.85 per share, this represents an annualized dividend yield of 3.54%. Also, on an annualized basis, using the Company’s net income of $10.3 million for the year end December 31, 2022, this represents a dividend payout ratio of 22.95%.

President and CEO Blake Edwards stated, “Coming off a record year of earnings for 2022, we are pleased to announce this increased dividend to our shareholders, and appreciate their continued support.”

Skyline National Bank is the wholly-owned subsidiary of Skyline Bankshares, Inc. and serves southwestern Virginia and northwestern North Carolina with 25 branches.